Exhibit 10.6

Agreement

This Agreement (this “Agreement”) is made effective as of the 23rd day of September, 2013 (the “Effective Date”) by and between Carolon Company, with an address at 601 Forum Parkway, Rural Hall, NC (“Carolon”) and Alliqua Biomedical, Inc., with an address at 2150 Cabot Blvd. West, Suite B, Langhorne, PA 19047 (“Alliqua”).

Whereas, pursuant to a certain distribution agreement (the “Carolon-Sorbion Agreement”) between Carolon and Sorbion GmbH & Co KG (“Sorbion”), Carolon has the right to distribute Sorbion products listed on Appendix A (together with any other products of Sorbion, the “Sorbion Products”);

Whereas, Alliqua and Sorbion have entered into a Distributor Agreement dated September 23, 2013 (the “Alliqua-Sorbion Agreement”) pursuant to which Sorbion will appoint Alliqua as the exclusive distributor of certain Sorbion Products in the United States, Canada and Latin America (the “Territory”) in the event that Carolon’s right to distribute the Sorbion Products expires, is terminated or is assigned to Alliqua; and

Whereas, subject to the terms and conditions of this Agreement, Carolon wishes to:  (i) terminate the Carolon-Sorbion Agreement and relinquish, in favor of Alliqua’s rights under the Alliqua-Sorbion Agreement, any and all rights of Carolon relating to the distribution of Sorbion Products in the Territory, (ii) transfer the assets listed on Appendix B (the “Transferred Assets”) to Alliqua and (iii) cooperate with Alliqua in transitioning the distribution of Sorbion Products to Alliqua.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge by the parties, Carolon and Alliqua do hereby agree to the following:

1.  Relinquishment of Distribution Rights; Transfer of Transferred Assets.  Effective as of the Effective Date, Carolon, on behalf of itself and its affiliates and any of its or their respective sales representatives and other subdistributors (collectively, the “Carolon Parties”), hereby irrevocably:

(a)
relinquishes, in favor of Alliqua’s rights under the Alliqua-Sorbion Agreement, any and all rights of the Carolon Parties under the Carolon-Sorbion Agreement or otherwise relating to the distribution of Sorbion Products in the Territory (including, but not limited to, any rights to use any trademarks of Sorbion) (collectively, the “Distribution Rights”);

2150 Cabot Blvd. West, Suite B, Langhorne, PA 19047
Tel: 215-702-8550 Fax: 215-702-8535

(b)	transfers and assigns to Alliqua all right, title and interest in and to the Transferred Assets; and

(c)
transfers and assigns to Alliqua all right, title and interest in and to any saleable inventory of the Sorbion Products that are in the possession or control of any of the Carolon Parties (the “Inventory”).

2.  No Assumption of Liabilities.  Alliqua does not assume any liabilities of any of the Carolon Parties with respect to the Distribution Rights, the Carolon-Sorbion Agreement, the Sorbion Products or any other matter (the “Retained Liabilities”).

3.  Payments to Carolon.  Subject to Carolon’s provision of the fully-executed Sorbion Termination Agreement to Alliqua in accordance with Section 2 above, Alliqua will make the following payments to Carolon:

(a)
in consideration of Carolon’s relinquishment of the Distribution Rights and delivery of the Sorbion Termination Agreement, Alliqua agrees to pay the sum of $400,000.00 to Carolon, payments to be made in equal payments of $33,333.33 each over a 12 month period beginning with November 2013; and

(b)
in consideration of the Transferred Assets, Alliqua agrees to pay Carolon as follows:  (i) $50,000.00 to be paid within two (2) business days after Carolon provides the fully-executed Sorbion Termination Agreement to Alliqua in accordance with Section 2 above and (ii) $50,000.00 to be paid in January 2015, provided that Alliqua will have no obligation to make such payment to Carolon if Alliqua’s sales of the Sorbion Products that are listed on Appendix A are less than $600,000.00 for calendar year 2014.

4. Assistance to Alliqua.

(a)	Carolon agrees to assist Alliqua in transferring all Sorbion business to Alliqua.

(b)	Promptly after the Effective Date, Carolon will provide Alliqua with the following:

(i)
customer information relating to the Sorbion Products, based on Carolon’s marketing, tracking and accounting system (the “Customer Information”).  This will include (A) all sales information covering date of transaction, customers, products sold, pricing, and territory and (B) information listing all samples shipped.

2150 Cabot Blvd. West, Suite B, Langhorne, PA 19047
Tel: 215-702-8550 Fax: 215-702-8535

(ii)	all relevant literature and sales materials relating to the Sorbion Products (the “Sales Materials”); and

(iii)	sales training and training materials, including Power Point presentations, relating to the Sorbion Products (the “Training Materials”).

(c)
Carolon agrees to work with Alliqua to transfer to Alliqua information and to provide assistance regarding all sales representatives and other subdistributors that were representing the Sorbion Products on behalf of Carolon immediately prior to the Effective Date (the “Third Party Sales Force”).

(i)	The parties will mutually agree on the communications to Third Party Sales Force with regard to the transition of distribution rights for the Sorbion Products from Carolon to Alliqua.

(ii)	Effective as of the Effective Date, Carolon will terminate any agreements between Carolon and the Third Party Sales Force with regard to the distribution of any Sorbion Products in the Territory.

(iii)
The selection of which members of the Sales Force will continue to represent the Sorbion Products for Alliqua will be made with the mutual consent of Carolon, Alliqua and the applicable Sales Force members.  If Alliqua and a member of the Sales Force agree that such member will continue to represent the Sorbion Products for Alliqua, Alliqua will negotiate with the Sales Force representative as to the terms of their agreement. Should Alliqua choose not to continue to use a Sales Force currently representing the products for Carolon, Alliqua agrees to pay the Sales Force a monthly commission of 10% for existing business within the territory for 6 months after the Effective Date for facilitating a smooth transition to the new Sales Force.

(d)	Carolon will transfer any pending orders for Sorbion Products placed by customers prior to the Effective Date (the “Customer Orders”) to Alliqua.

(i)	Alliqua will notify Carolon that they are prepared to service a customer or customers.

(ii)	Carolon will maintain an adequate inventory to facilitate the transfer.

2150 Cabot Blvd. West, Suite B, Langhorne, PA 19047
Tel: 215-702-8550 Fax: 215-702-8535

(iii)	Carolon will notify Alliqua of any orders it receives after the transfer and will assist Alliqua in directing the customer to Alliqua.

(e)
Upon request of Alliqua, at any time and from time to time, Carolon will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to evidence further the relinquishment of the Distribution Rights and the sale, assignment, transfer, conveyance and delivery of the Assets and Inventory to Alliqua.

5.  Representations and Warranties. Each of the parties represents and warrants to the other party that it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder, without conflict with the rights of any third party.  In addition, Carolon represents and warrants that (i) immediately prior to the Effective Date, Carolon is the sole and exclusive owner of, and has good and marketable title to, all of the Assets and the Inventory, free and clear of any liens, security interests or other encumbrances; and (ii) it has full right and authority to relinquish the Distribution Rights and transfer the Assets and the Inventory to Alliqua as provided under this Agreement.  In the event that any of the Inventory is alleged to be defective, Carolon will pass through to Alliqua the benefit of any claims and remedies that it may have against Sorbion or any third party with respect to such Inventory.

6.  Indemnity.

(a)
Carolon will defend, indemnify and hold harmless Alliqua and its affiliates and its and their respective officers, directors, employees and agents (collectively, the “Alliqua Indemnified Parties”) from and against any and all claims, actions, lawsuits and investigations brought by a third party (“Third Party Claims”) and will pay any settlements, awards, fines and reasonable attorney’s fees and expenses and court costs (collectively, “Losses”) associated with such Third Party Claims, in each case to the extent arising from or relating to:  (i) an actual or alleged breach of this Agreement by Carolon, (ii) the distribution of Sorbion Products by any of the Carolon Parties prior to the Effective Date or (iii) any of the Retained Liabilities.

(b)
Alliqua will defend, indemnify and hold harmless Carolon and its affiliates and its and their respective officers, directors, employees and agents (collectively, the “Carolon Indemnified Parties”) from and against any and all Third Party Claims and will pay any Losses associated with such Third Party Claims, in each case to the extent arising from or relating to:  (i) an actual or alleged breach of this Agreement by Alliqua or (ii) the distribution of Sorbion Products by Alliqua after the Effective Date.

2150 Cabot Blvd. West, Suite B, Langhorne, PA 19047
Tel: 215-702-8550 Fax: 215-702-8535

7.  Miscellaneous.  This Agreement sets forth the entire agreement of the parties as to its subject matter and supersedes all prior agreements, negotiations, representations, and promises between them with respect to its subject matter.  This Agreement is binding upon and will inure to the benefit of each party and their respective successors or assigns.  A waiver of rights under this Agreement will not be effective unless it is in writing and signed by an authorized representative of the party that is waiving the rights.  This Agreement may not be amended unless the amendment is in writing and signed by authorized representatives of the parties.  This Agreement, and any and all disputes directly or indirectly arising out of or relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law rules thereof.  Each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in New York County, New York for any such disputes, and hereby irrevocably waives any objections to the laying of venue in such courts.

By signing below, the parties have caused this Agreement to be executed by their duly authorized representatives.

ALLIQUA BIOMEDICAL, INC. By: /s/ James Sapirstein Print Name: James Sapirstein Title: CEO-Alliqua Therapeutics	CAROLON COMPANY By: /s/ L. G. Reid Print Name: L. G. Reid Title: President

2150 Cabot Blvd. West, Suite B, Langhorne, PA 19047
Tel: 215-702-8550 Fax: 215-702-8535

Appendix A
Certain Sorbion Products

Product Name
sorbion sachet S 7,5 x 7,5 cm US
sorbion sachet S 12,5x10 cm US
sorbion sachet S Drainage 10 x 10 em US
sorbion sachet multi star ø 8 cm US
sorbion sachet multi star ø 14 cm US
sorbion sachet border 10 x 10 cm
sorbion sachet border 15 x 15 cm US
sorbion sachet border 25 x 15 cm US
sorbion sachet border 25 x 25 cm US

2150 Cabot Blvd. West, Suite B, Langhorne, PA 19047
Tel: 215-702-8550 Fax: 215-702-8535

Appendix B
Transferred Assets

The Transferred Assets consist of the following:

(i)           the Customer Information

(ii)           the Sales Materials

(iii)           the Training Materials

(iv)           the Customer Orders;

(v)	the good will of the business relating to the distribution of the Sorbion Products; and

(vi)	any other rights and assets of Carolon that solely relate to the distribution of the Sorbion Products in the Territory.

2150 Cabot Blvd. West, Suite B, Langhorne, PA 19047
Tel: 215-702-8550 Fax: 215-702-8535